-2-
Exhibit 99.

Contact:  William P. Ryder

(713) 296-3912


FOR IMMEDIATE RELEASE

MARATHON OIL TO ACQUIRE TARRAGON

     PITTSBURGH, May 29 -- USX Corporation announced today its Marathon Oil Company unit has entered into an agreement to acquire Tarragon Oil and Gas Limited, Calgary, for a total consideration, including $340 million of assumed debt, of approximately $1.1 billion. The final agreement is subject to regulatory review and approval by Tarragon shareholders. The transaction is expected to be closed in August 1998.
     Under the proposed transaction, shareholders of Tarragon will receive Cdn$14.25 for each Tarragon share or, at their option, equivalent value in exchangeable shares of a wholly-owned Canadian subsidiary of Marathon. Such shares would be exchangeable into USX-Marathon Group (NYSE:MRO) common stock.
No more than 90 percent of the total consideration is to be in the form of exchangeable shares unless consented to by Marathon. Under certain circumstances, if the transaction is not completed, Marathon will be paid a break fee of Cdn$30 million.
     Tarragon Oil and Gas Limited is a Canadian oil and gas producer with balanced focus in natural gas, conventional crude oil and heavy crude oil. Current daily production is 210 million cubic feet of natural gas and 21,000 barrels of liquids. Proven net reserves as estimated by Marathon are 260.1 million barrels of oil equivalent, consisting of 727 billion cubic feet of natural gas, 55 million barrels of light oil and natural gas liquids, and 84 million barrels of heavy oil. In addition, Tarragon's undeveloped leasehold of
2.6 million acres offers added opportunities for further reserve additions. "Tarragon provides us with a very strategic fit in our growth strategy and will enable us to establish a strategic platform for future growth in one of North America's most attractive gas basins," Thomas J. Usher, chairman and chief executive officer of USX Corporation, said in announcing the transaction. "We have increased our worldwide reserves by 20 percent and the large undeveloped leasehold position we are acquiring provides Marathon multiple opportunities for growth in Canada." He noted that while there could be a minimal dilution of earnings in 1998, the impact in 1999 should be accretive to earnings per share. The impact in both years on cash flow per share should be positive.

                                * * * * * * * * *
     This release contains forward-looking statements with respect to estimated reserves and the presently expected impact on 1998 and 1999 earnings. This forward-looking information is based on certain assumptions (including, among others) production levels, industry economic conditions (such as supply and demand), levels of company cash flow from operations and operating conditions. This forward looking information may prove to be inaccurate and actual results may differ significantly from those presently anticipated. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, USX has included in Form 10-K, for the year ending December 31, 1997, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ from those set forth in forward-looking statements.


     Marathon Oil Company is a part of the USX-Marathon Group, a unit of USX Corporation, Pittsburgh.

For more information on Marathon, see the website at www.marathon.com or www.usx.com.
For more information on Tarragon, see the website at www.togl.com

1998-5-29